                                                                     EXHIBIT 1.1

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

The Board of Directors of Guangshen Railway Company Limited (the "Company") hereby presents the unaudited operating results of the Company and its subsidiaries for the six months ended 30th June, 2005.

Note: To better conform to "International Accounting Standards (IAS) 18 --
      Revenue", the Company's revenues stated in this interim report are stated before deduction of business tax, although the Company's revenues as presented in its reports prior to the annual report of 2004 were stated after deduction of business tax.

REVIEW OF OPERATIONS

In the first half of 2005, the steady and stable growth in the PRC economy, the gradual implementation of the Mainland and Hong Kong Closer Economic Partnership Arrangement ("CEPA") and the progressive expansion of the "Relaxed Individual Travel" program to Hong Kong and Macau created great demands for the Company's passenger and freight transportation services in its service territory. To capture the market opportunities, the Company further improved the transportation organization and management, fully explored the potential of transportation businesses and strictly controlled expenditures on the basis of strengthening the scientific and rational allocation of transportation resources. As a result, the Company has effectively promoted the development of its transportation core businesses and achieved good operating results.

In the first half of 2005, the Company's profit from operations was Renminbi ("RMB") 364.5 million, representing an increase of approximately 5.2% from RMB346.5 million in the same period last year. Profit attributable to equity holders of the Company was RMB325.1 million, representing an increase of 8.6% from RMB299.4 million in the same period of 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TOTAL REVENUES FROM OPERATIONS

In the first half of 2005, the Company's total revenues from operations were RMB1,572.1 million, representing an increase of approximately 8.7% from RMB1,445.7 million in the same period last year. Revenues from passenger transportation were RMB1,208.3 million and revenues from freight transportation were RMB269.4 million, representing approximately 76.9% and 17.1% of the Company's total revenues from operations, respectively, and approximately 81.8% and 18.2% of the total revenues generated from the Company's railroad business, respectively. Revenues from other businesses were RMB94.4 million, representing approximately 6.0% of the Company's total revenues from operations.

PASSENGER TRANSPORTATION BUSINESS

Passenger transportation is the principal business segment of the Company. As of 30th June, 2005, the Company operated 120 pairs of passenger trains every day, representing an increase of three pairs of trains from the number in operation at the end of 2004. These passenger trains included 67 pairs of high-speed trains between Guangzhou and Shenzhen, representing an increase of three pairs from the number in operation at the end of 2004; 38 pairs of long-distance trains; 13 pairs of Hong Kong through-trains and two pairs of regular-speed trains between Guangzhou and Shenzhen.

02

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

In the first half of 2005, the Company's total number of passengers was 25.331 million, representing an increase of approximately 7.2% from 23.630 million in the first half of 2004. The total number of passengers traveling on the Guangzhou-Shenzhen trains was 10.465 million in the first half of 2005, representing an increase of approximately 7.1% from 9.768 million in the same period last year; the total number of passengers traveling on the Hong Kong through-trains was 1.480 million, representing an increase of approximately 8.4% from 1.365 million in the same period of 2004; and the total number of passengers traveling on long-distance passenger trains was 13.386 million, representing an increase of approximately 7.1% when compared with 12.497 million in the same period last year.

Revenues from passenger transportation business in the first half of 2005 were RMB1,208.3 million, representing an increase of approximately 9.5% from RMB1,103.1 million in the same period last year. Revenues from Guangzhou-Shenzhen trains were RMB603.1 million, representing an increase of approximately 7.6% from RMB560.3 million in the same period last year; revenues from Hong Kong through-trains were RMB221.9 million, representing an increase of approximately 8.8% from RMB203.9 million in the same period last year; and revenues from long-distance trains were RMB383.4 million, representing an increase of approximately 13.1% from RMB338.9 million in the same period last year.

The increase in revenues from passenger transportation and the number of passengers were mainly due to the following reasons: (1) the continuing increase in the number of business persons and tourists traveling between the Mainland and Hong Kong following the accelerated implementation of CEPA and the progressive expansion of the "Relaxed Individual Travel" program to Hong Kong and Macau; (2) the vigorous optimization of the transportation organization and the initiation of passenger flows connection between long-distance trains in the Guangzhou area and Guangzhou-Shenzhen trains to attract more passengers for Guangzhou-Shenzhen trains; (3) operation of two more pairs of Hong Kong through-trains and one more pair of long-distance trains since April 2004, one more pair of long-distance trains since December 2004 and three more pairs of Guangzhou-Shenzhen high-speed trains since May 2005, thereby expanding the transportation capacity when compared to the same period last year; and (4) the commencement of operation and steady improvement of the Shenzhen Subway, which has boosted the Company's passenger flows.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

The following table sets forth the revenues from passenger transportation and the number of passengers from 1st January, 2005 to 30th June, 2005 as compared to the same period of 2004:

                                                                                   INCREASE/
                                                         SIXTH MONTHS ENDED      (DECREASE) AS
                                                              30TH JUNE,          COMPARED TO
                                                         2005           2004         2004
Revenues from passenger
  transportation (RMB thousands)                       1,208,347     1,103,066             9.5%
                                                       =========     =========   =============

  Guangzhou-Shenzhen trains                              603,093       560,267             7.6%
  Hong Kong through-trains                               221,901       203,929             8.8%
  Long-distance trains                                   383,353       338,870            13.1%
                                                       ---------     ---------   -------------

Total number of passengers (thousand persons)             25,331        23,630             7.2%
                                                       =========     =========   =============

  Guangzhou-Shenzhen trains                               10,465         9,768             7.1%
  Hong Kong through-trains                                 1,480         1,365             8.4%
  Long-distance trains                                    13,386        12,497             7.1%
                                                       ---------     ---------   -------------

Revenue per passenger (RMB)                                47.70         46.68             2.2%
                                                       =========     =========   =============

  Guangzhou-Shenzhen trains                                57.63         57.36             0.5%
  Hong Kong through-trains                                149.93        149.40             0.4%
  Long-distance trains                                     28.64         27.12             5.6%
                                                       ---------     ---------   -------------

Total passenger-kilometers (millions)                    2,260.7       2,078.8             8.8%
                                                       =========     =========   =============

Revenue per passenger-kilometer (RMB)                       0.53          0.53              --
                                                       =========     =========   =============

FREIGHT TRANSPORTATION BUSINESS

Freight transportation is an important business segment of the Company. In the first half of 2005, the total freight tonnage transported by the Company was
15.210 million tonnes, representing a decrease of approximately 2.4% from 15.583 million tonnes in the same period of 2004. Outbound freight tonnage was 4.302 million tonnes, representing an increase of approximately 7.8% from 3.990 million tonnes in the same period last year; and inbound freight tonnage was
10.908 million tonnes, representing a decrease of approximately 5.9% from 11.593 million tonnes in the same period last year.

04

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

Revenues generated from the Company's freight transportation in the first half of 2005 were RMB269.4 million, representing an increase of approximately 1.3% from RMB265.9 million in the first half of 2004. Outbound freight revenues were RMB50.6 million, representing a decrease of approximately 7.6% from RMB54.8 million in the same period of 2004; inbound and pass-through freight revenues were RMB174.8 million, representing an increase of approximately 1.9% from RMB171.6 million in the same period last year; and revenues from storage, loading and unloading and other miscellaneous items were RMB44.0 million, representing an increase of approximately 11.3% from RMB39.5 million in the same period last year.

In the first half of 2005, the Company's total freight tonnage declined when compared with that of the same period last year while total freight transportation revenues registered a slight increase from the same period last year. This was due to: (1) decrease in transportation, especially inbound and pass-through transportation of certain categories of freight such as raw materials, building materials and grain, etc, as a result of the State's macroeconomic control measures and the transfer of the manufacturing industry from the Pearl River Delta to inland regions; (2) enhanced competitiveness of other means of transport, for example, the increasing improvement of road and water transport networks, has affected railway freight transport to a certain extent; and (3) the uniform upward adjustments of railway freight tariffs implemented nationwide since April 2005, which intensified the competition between railway transport and other means of transport.

Note: In January 2005, the Ministry of Railways (the "MOR") modified the settlement method on the income from railway freight transportation. Pursuant to the new settlement methods, starting from 1st January, 2005, all freight transportation fees relating to post, parcels and luggage, containers and special goods shall be collected by Zhongtie Parcels Courier Company Limited, Zhongtie Container Transportation Company Limited and Zhongtie Special Goods Transportation Company Limited (collectively "the Professional Transportation Companies", all of which are operated under the MOR). The Professional Transportation Companies shall pay railway usage fees to the relevant railway companies. Prior to 1st January, 2005, the Company charged freight transportation fees for these post, parcels and luggage, containers and special goods based on their categories and distance of transportation and credited them into inbound freight/outbound and pass-through freight storage, loading and unloading and other miscellaneous revenues (as the case may be); while after 1st January, 2005, this part of revenues has been replaced by the railway usage fees paid to the Company by the Professional Transportation Companies.

      The railway usage fees are credited into inbound and pass-through freight revenues, so the modifications in the settlement method have changed the structure of the Company's freight transportation income. However, the modifications have not affected the Company's revenues from freight transportation significantly.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

The following table sets forth the revenues generated from freight transportation and volume of freight transportation from 1st January, 2005 to 30th June, 2005 as compared to the same period in 2004:

                                                                                INCREASE/
                                                       SIX MONTHS ENDED       (DECREASE) AS
                                                          30TH JUNE,           COMPARED TO
                                                      2005         2004           2004
Revenues from freight transportation
  (RMB thousands)                                    269,365      265,888               1.3%
                                                    ========     ========     =============
  Revenues from outbound freight                      50,577       54,762              (7.6%)
     Revenues from inbound and
        pass-through freight                         174,824      171,620               1.9%
     Revenues from storage, loading and
        unloading and others
        miscellaneous items                           43,964       39,506              11.3%
                                                    --------     --------     -------------

Total tonnage (thousand tonnes)                       15,210       15,583              (2.4%)
                                                    ========     ========     =============

  Outbound freight tonnage                             4,302        3,990               7.8%
  Inbound and pass-through freight tonnage            10,908       11,593              (5.9%)
                                                    --------     --------     -------------

Revenue per tonne (RMB)                                17.71        17.06               3.8%
                                                    ========     ========     =============

Total tonne-kilometers (millions)                    1,074.8      1,127.5              (4.7%)
                                                    ========     ========     =============

Revenue per tonne-kilometer (RMB)                       0.25         0.24               4.2%
                                                    ========     ========     =============

OTHER BUSINESSES

In the first half of 2005, revenues from other businesses of the Company (which included sales of food and merchandise on board and in railway stations) increased by approximately 23.0% to RMB94.4 million from RMB76.8 million in the same period of 2004.

06

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

OPERATING EXPENSES OF THE RAILROAD BUSINESSES

Operating expenses of the Company's railroad businesses in the first half of 2005 were RMB1,107.7 million, representing an increase of approximately 8.3% from RMB1,023.2 million in the first half of 2004. The increase in railway operating expenses was primarily attributable to the increase in the Company's railway transportation businesses as follows: (1) increase in employees' salaries and benefits, which directly related to the Company's operating results and workload, as a result of the increase in the Company's operating results in the first half of 2005; (2) an increase in the variable expenses such as the consumption of materials and supplies expenses as a result of the operation of several additional pairs of trains in the first half of 2005 as well as rises in fuel and electricity prices; and (3) an increase in repair and maintenance expenses on the Company's rail lines and equipment in order to satisfy the safety requirements resulted from the increase in the volume of railroad transportation.

LIQUIDITY AND FINANCIAL SOURCES

During the first half of 2005, the main source of the Company's capital was its operation revenues. Such capital was used primarily for capital and operational expenditures and payment of taxes and dividends.

As of 30th June, 2005, the Company's liabilities-to-assets ratio was 10.9%.

The Company has stable cash flow and has no commercial bank loans. The Company believes that it has sufficient working capital to support its operations and developments.

PROSPECTS

With the accelerated cooperation of regional economies in the "Pan Pearl River Delta", the gradual implementation of the CEPA between Mainland China, Hong Kong and Macau as well as the opening of Hong Kong Disneyland in September this year, the Company will face favorable opportunities for its operations and developments. The Company predicts that its operating results will maintain a growth trend in the second half of 2005.

The Company will continue to proceed with the proposed A share issue and the acquisition of the railway transportation assets of Yangcheng Company as announced in its announcement dated 15th November, 2004. To expand the operating scale and strengthen its leadership position in the railway industry in the Pearl River Delta, the Company proposed to issue not more than 2.75 billion A shares to investors in the PRC and use the proceeds to acquire the assets and liabilities in relation to the railway transportation business between Guangzhou and Pingshi of Guangzhou Railway Group Yangcheng Railway Company. The acquisition will improve the Company's competitiveness and overall performance, optimize the allocation of transportation resources, improve the image of the Company in the capital market and facilitate an exponential development of the Company.

The Company plans to expand the transportation capacity of Guangshen Railway, including pushing forward the construction of the fourth line between Guangzhou-Shenzhen. This expansion is being undertaken in order to satisfy the demand for additional long-distance passenger trains in Shenzhen; to resolve the problem of passenger transportation capacity shortage at the Shenzhen Station; to accommodate future transportation growth and market competition; and to facilitate the growth of the Company's core business of passenger and freight transportation.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

In relation to its passenger transportation business, the Company will continue with its implementation and improvement of the "As-frequent-as-buses" Train Project of Guangzhou-Shenzhen high-speed passenger trains as well as the setting up and improvement of its computerized ticketing system for the "As-frequent-as-buses" Train Project. The Company will also continue with the refurbishment of the Shenzhen Station, the Guangzhou East Station and other passenger stations along the Guangzhou-Shenzhen route, improving passenger boarding facilities, enhancing passenger service functions and creating a more comfortable passenger service environment. In addition, the Company will accelerate the introduction of advanced train sets to further increase the transportation capacity of the "As-frequent-as-buses" Train Project.

In relation to its freight transportation business, the Company will accelerate the growth of its freight transportation business by continuously rationalizing the allocation of business resources, strengthening its marketing efforts, enhancing the deployment of freight trains and operating more freight through trains.

FINAL DIVIDEND OF 2004

A resolution approving the distribution of a dividend of RMB0.11 (inclusive of tax) per share to the shareholders of the Company was passed at the annual general meeting of the Company for the year 2004 held on 12th May, 2005. The dividend was distributed to the Company's shareholders on or before 12th June, 2005.

INTERIM DIVIDEND

The Board of Directors has decided not to declare any interim dividend for the six months ended 30th June, 2005.

CHANGES TO DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

On 17th March, 2005, a resolution was passed at the fourteenth meeting of the third session of the Board of the Company to terminate the engagement of Mr. Luo Qingming as Deputy General Manager and Chief Engineer.

On 12th May, 2005, resolutions were passed at the annual general meeting of the Company for the year 2004 to appoint Mr. Wu Junguang, Mr. Li Kelie, Mr. Hu Lingling, Mr. Wu Houhui, Mr. Wen Weiming, Mr. Yang Jinzhong, Mr. Chang Loong Cheong, Ms. Deborah Kong and Mr. Wilton Chau Chi Wai as directors of the fourth session of the Board of the Company; and to appoint Mr. Yao Muming, Mr. Tang Dinghong, Mr. Chen Yongbao, Mr. Li Zhiming and Mr. Chen Yunzhong as supervisors of the fourth session of the Supervisory Committee of the Company. Mr. Wang Jianping and Ms. Lu Ximei were supervisors democratically elected by the Company's employees.

On 12th May, 2005, resolutions were passed at the first meeting of the fourth session of the Board of the Company to appoint Mr. Wu Junguang as Chairman of the Board and to terminate the engagement of Mr. Yang Yuzheng as Deputy General Manager of the Company. At the first meeting of the fourth session of the Supervisory Committee held on the same day, Mr. Yao Muming was appointed as Chairman of the Supervisory Committee of the Company.

On 9th August, 2005, a resolution was passed at the third meeting of the fourth session of the Board to appoint Mr. Sun Tao as Chief Engineer of the Company.

08

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

EMPLOYEES, EMPLOYEE PAYMENT POLICY AND TRAINING PLANS

As of 30th June, 2005, the Company had a total of 8,930 employees, representing a decrease of 34 persons from that of 31st December, 2004.

The Company implemented a salary distribution policy which links remunerations closely with operating results, labour efficiency and individual performance. The aggregate amount of the salaries of all of the Company's employees is closely related to operating results and the distribution of the employees' salaries is based on their post scores and performance reviews. In the first half of 2005, the Company paid a total of RMB242.5 million for employee salaries and benefits.

Pursuant to applicable government policies and regulations, the Company set aside statutory funds for its employees and also maintain various insurance policies for the benefits of its employees as set forth in the following table:

                                                   AS A PERCENTAGE OF THE EMPLOYEES'
                                                       AGGREGATE SALARIES IN 2004

                                             Employees residing
                                            in Guangzhou area or
                                                along the
                                             Guangzhou-Shenzhen          Employees residing
Employee Benefits                                  route                     in Shenzhen
Housing Fund                                          7%                        13%
Retirement Insurance                                 18%                        18%
Supplemental Retirement Insurance                     5%                         5%
Basic Medical Insurance                               8%                         6%
Supplemental Medical Insurance                        1%                       0.5%
Child-bearing Medical Insurance                     0.4%                       0.5%
Other Welfare Contributions                           6%                         8%

In the first half of 2005, the Company provided 5,254 employees with relevant training, including post standardization, training on adaptability and measures under emergency, etc. The Company provided most of these training courses but also engaged certain external experts for training purposes. The Company has completed 50% of its full-year training plans in the first half of this year and training expenses totalled RMB1.53 million approximately.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

ACCOUNTING TREATMENT IN RELATION TO THE DIFFERENCES BETWEEN THE SELLING PRICES AND COSTS OF EMPLOYEES' HOUSING

The Company constructed and purchased new residential properties for its employees to improve their living conditions. Under a housing benefit scheme, the Company sold these residential properties to its employees at prices approved by the government. The unabsorbed losses arising from the difference between the then net book value and the proceeds from the sales of staff quarters to the employees amounted to approximately RMB226.4 million as of 30th June, 2005. Pursuant to the prevailing policies of the Ministry of Finance, the difference between the two amounts should be credited to retained earnings in the PRC statutory accounts as of 1st January, 2001, or in case of a debit balance, to offset against the statutory public welfare fund, statutory surplus reserve, discretionary surplus reserve and capital surplus reserve maintained by the Group upon the approval of the Board of Directors.

In the financial statements of the Company as of 30th June, 2005 prepared in accordance with International Financial Reporting Standards, the Company accounted for such losses as losses arising from the sale of completed staff quarters to employees, or from the sale of premises to employees under construction whom are expected to render could be future services to the Group, totaling approximately RMB226.4 million. Such losses have been deferred as deferred staff costs and are amortized on a straight-line basis using an estimated average remaining employee service period of 15 years, determined at the time of when such sales occurred. During the period from 1st January, 2005 to 30th June, 2005, the amortization of such deferred staff costs charged to general and administrative expenses of the consolidated income statement amounted to approximately RMB7.546 million and the accumulated amortization amounted to RMB83.004 million.

As of 30th June, 2005, the unamortized deferred losses, which were recorded as deferred staff costs on the balance sheet of the Company and its subsidiaries, amounted to RMB143.4 million.

CAPITAL STRUCTURE

No change occurred to the Company's share capital structure during the reporting period. The Company's capital structure as of 30th June, 2005 was as follows:

                                                AS OF 30TH JUNE, 2005
                                                                PERCENTAGE OF
                                                             TOTAL SHARE CAPITAL
CLASS OF SHARES                          NUMBER OF SHARES           (%)
State-owned legal person shares            2,904,250,000           66.99
H Shares                                   1,431,300,000           33.01
                                           -------------           -----
Total                                      4,335,550,000           100.0
                                           =============           =====

10

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

SHAREHOLDERS

So far as the Directors are aware, as of 30th June, 2005, the interests and short positions of the persons, other than directors or supervisors of the Company, in the shares and underlying shares of the Company as recorded in the register required to be kept under section 336 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) were as follows:

                                                                                  PERCENTAGE   PERCENTAGE
                                                                                   OF CLASS     OF TOTAL
                             CLASS        NUMBER OF                     TYPE OF    OF SHARES  SHARE CAPITAL
  NAME OF SHAREHOLDER      OF SHARES     SHARES HELD      CAPACITY     INTEREST        (%)         (%)
Guangzhou Railway           Domestic   2,904,250,000(L)   Beneficial   Corporate    100.00       66.99
  (Group) Company            shares                         owner

 Sumitomo Life Insurance    H Shares     128,406,000(L)  Interest of   Corporate      8.97        2.96
  Company (Note)                                          controlled
                                                         corporation

  Sumitomo Mitsui Asset     H Shares     128,406,000(L)   Investment   Corporate      8.97        2.96
  Management Company,                                      Manager
  Limited

Mondrian Investment         H Shares     100,486,500(L)   Investment   Corporate      7.02        2.32
  Partners Ltd.                                            Manager
  (formerly known as
  Delaware International
  Advisers Limited)

Note: As at 30th June, 2005, Sumitomo Life Insurance Company was deemed to be interested in 128,406,000 H Shares (representing 8.97% of the total H Shares of the Company or 2.96% of the total share capital of the Company) held by Sumitomo Mitsui Asset Management Company, Limited, a controlled corporation of Sumitomo Life Insurance Company.

      The letter "L" denotes a long position.

PUBLIC FLOAT

As at 9th August, 2005, at least 25% of the Company's total issued share capital was held by the public. The Company is therefore in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited ("Listing Rules") with regard to the sufficiency of the public float.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

INTERESTS OF DIRECTORS, SUPERVISORS AND OTHER SENIOR MANAGEMENT IN THE SHARE CAPITAL OF THE COMPANY

As of 30th June, 2005, there was no record of interests and short positions (including the interests and short positions which were taken or deemed to have been taken under the provisions of the Securities and Futures Ordinance) of the directors or supervisors of the Company in the shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of the Securities and Futures Ordinance) in the register required to be kept under section 352 of the Securities and Futures Ordinance. The Company had not received notification of such interests and short positions from any director or supervisor of the Company as required to be made to the Company and The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") pursuant to the Model Code for Securities Transactions by Directors of Listed Companies in Appendix 10 to the Listing Rules. The Company has not granted to any of the Company's directors or supervisors or their spouses or children under the age of 18 any right to subscribe for any shares or debentures of the Company.

PURCHASE, SALE OR REDEMPTION OF SHARES

Neither the Company nor any of its subsidiaries has purchased, sold or redeemed any of the Company's shares during this reporting period.

IMPACT OF ECONOMIC POLICIES ON THE COMPANY

The policies on adjustment of the national economic structure and policies relating to import and export activities have affected the composition of the Company's railway freight and freight pricing policies. Save as disclosed, the Company is not aware of any other governmental policies that are likely to have an impact on the Company's business and financial position.

TAXATION POLICY

As the Company is located in the Shenzhen Special Economic Zone, it enjoys a preferential income tax rate of 15%. According to relevant tax regulations, the subsidiaries of the Company are subject to income tax at the rate of 15% or 33%, depending on the location of incorporation.

RECOVERABILITY OF TIME DEPOSITS PLACED WITH A CREDIT COOPERATIVE

As of 30th June, 2005, the Company had an overdue time deposit in the amount of approximately RMB31.365 million placed with Zengcheng Licheng Urban Credit Cooperative. The Company had initiated legal proceedings and obtained a judgment in its favour regarding the unpaid time deposits. However, as the debtor was undergoing restructuring, the court ordered a stay of execution of the judgment obtained by the Company. The said overdue time deposit accounts for approximately 0.3% of the net assets and 1.04% of the total current assets of the Company and has no material impact on the capital usage and operations of the Company. For prudence, the Company has reclassified such amount to other receivables and made full provision in its financial statements for impairment.

Except for the overdue time deposit mentioned above, the Company has no other overdue time deposit that has not been repaid. The Company has not encountered any difficulty in withdrawing deposits. The Company has placed its deposits with commercial banks in China and the Railway Deposit-taking Centre of the MOR.

12

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

ENTRUSTED DEPOSITS

As of 30th June, 2005, the Company did not have any entrusted deposits with any financial institutions in China.

BANK BORROWINGS

As of 30th June, 2005, the Company had no bank loans or borrowings.

CONTINGENCY

The Company had made equity investment in an associate, Guangzhou Tiecheng Enterprise Company Limited ("Tiecheng") and the carrying value of such investment as of 30th June, 2005 amounted to approximately RMB140 million. In 1996, Tiecheng and a Hong Kong incorporated company jointly established Guangzhou Guantian Real Estate Company Limited ("Guangzhou Guantian"), a sino-foreign cooperative joint venture in Guangzhou in order to develop certain properties near a railway station operated by the Company.

On 27th October, 2000, Guangzhou Guantian together with Guangzhou Guanhua Real Estate Company Limited ("Guangzhou Guanhua") and Guangzhou Guanyi Real Estate Company Limited ("Guangzhou Guanyi") agreed to act as joint guarantors of certain payable balances due from Guangdong Guancheng Real Estate Company Limited ("Guangdong Guancheng") to an independent third party (the "Creditor"). Guangzhou Guanhua, Guangzhou Guanyi, Guangdong Guancheng and Guangzhou Guantian are related companies to the extent that they have one common chairman. As Guangdong Guancheng failed to repay the payable balances, Guangzhou Guanhua, Guangzhou Guanyi and Guangzhou Guantian were jointly liable to pay to the Creditor an amount of approximately RMB257 million plus accrued interests (collectively the "Damages") according to the court verdict issued dated 4th November, 2001 (the "Verdict"). In case Guangzhou Guantian had to honour its joint obligation to settle the Damages, the carrying value of the Company's investment in it would be impaired.

On 15th December, 2003, the People's High Court of Guangdong Province (the "High Court") accepted Guangzhou Guantian's application for a re-trial to discharge its obligation under the aforesaid guarantee. As a necessary step for the court to decide whether there should be a re-trial, a hearing was held on 18th March, 2004. Up to the date of this report, the High Court had not yet made its judgement as the necessary procedures had not been completed. After consultation made with an independent legal counsel, the directors are of the opinion that the above guarantee arrangement should be invalid according to the relevant rules and regulations of the PRC. Accordingly, the directors consider that as of the date of this report, the chance that Guangzhou Guantian may need to settle the above claim is remote, and no provision for impairment loss of the Company's interest in Tiecheng has to be made in the accounts. In order to avoid any financial losses that may arise from the litigation, the Company has obtained a letter of undertaking issued by Guangzhou Railway (Group) Company (the parent company of the Company) dated 14th December, 2004, whereby the parent company has undertaken to adopt relevant procedures and actions so that the investment interests of the Company in Tiecheng will not be affected by the litigation.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

EXCHANGE RISK

The Company currently holds certain amounts of United States dollars and Hong Kong dollars ("HK dollars") deposits. It also earns revenues in HK dollars from its railway transportation businesses. Dividends to the holders of H shares and holders of American Depositary Receipts are paid in foreign currencies. Some of the Company's contracts, particularly with respect to the high-speed passenger train projects, are payable by the Company in foreign currencies. If the exchange rate of RMB to the relevant foreign currencies fluctuates, the operating results of the Company will be affected.

CHARGE ON ASSETS AND GUARANTEE

In the first half of 2005, the Company had not charged any of its assets and had not provided any guarantees.

MATERIAL LITIGATION

In the first half of 2005, the Company has not been involved in any major litigation or dispute.

PROPOSED ISSUE OF A SHARES, VERY SUBSTANTIAL ACQUISITION AND CONTINUING CONNECTED TRANSACTIONS

On 15th November, 2004, the Company entered into an acquisition agreement (the "Acquisition Agreement") with Guangzhou Railway Group Yangcheng Railway Company (the "Vendor") in relation to its acquisition of the railway transportation business between Guangzhou and Pingshi currently operated by the Vendor and the assets and liabilities relating to such business (the "Acquisition"). The consideration of the Acquisition is RMB10,264,120,700 (the assessed amount). In order to finance the Acquisition, the Company had applied to the relevant PRC authorities for the allotment and issue of not more than 2.75 billion A shares and intend to use the proceeds from the A share issue to pay the consideration of the Acquisition. Pursuant to the Listing Rules, the Acquisition constitutes a very substantial acquisition. As the Vendor is a wholly-owned subsidiary of the Company's controlling shareholder -- Guangzhou Railway (Group) Company ("the Parent Company"), the Acquisition also constitutes a connected transaction. In anticipation of the A share issue and the Acquisition, we entered into various agreements with each of the Vendor and the Parent Company in respect of certain continuing connected transactions. Such agreements will take effect upon the completion of the Acquisition and will thereafter replace and supersede all existing connected transaction agreements relating to the same categories of transactions.

The Company made an announcement in respect of the above transactions on 15th November, 2004 and also sent a circular to its shareholders on 5th December, 2004. The circular contained details relating to the A share issue, the proposed amendments to the Company's Articles of Association, the Acquisition and the continuing connected transactions; a letter from the independent board committee to independent shareholders containing their recommendation; and a letter from the independent financial adviser to the independent board committee and independent shareholders containing its advice, etc. The Company held its domestic shareholders' class meeting, H shares shareholders' class meeting and extraordinary general meeting on 30th December, 2004 to approve the related matters associated with the proposed transactions. The Company submitted an application proposal relating to the A share issue to the China Securities Regulatory Commission, on 31st December, 2004.

14

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

The Acquisition Agreement is subject to the fulfillment of, among other things, the following conditions:

(1) obtaining formal approvals from relevant authorities or bodies in relation to the A share issue;

(2) completion of the A share issue and an amount of not less than 65% of the consideration of the Acquisition having been raised;

(3) obtaining the approvals by the relevant government bodies responsible for the supervision and management of state-owned assets in relation to the Vendor's proposal on disposal of its state-owned assets; and

(4) obtaining the approval by the National Development and Reform Commission in relation to the price determination for passenger and freight railway transportation services between Guangzhou and Pingshi.

Save for the condition numbered 2 above, which can be waived by the Company, none of the above conditions can be waived. If the above conditions are not fulfilled within two years from the date of signing of the Acquisition Agreement, 15th November, 2004, the Acquisition Agreement will lapse and no party will have any liability thereunder. In the event that any party rescinds the Acquisition Agreement for whatever reason after the A share issue has been completed, the Company will retain the proceeds from the A share issue as general working capital.

As of 9th August, 2005, the Company had not received any directive as to when the approvals will be obtained. Therefore, the Company is unable to set a definite timetable for the proposed A share issue.

MATERIAL ACQUISITION OR DISPOSAL

Except for the above conditional Acquisition Agreement, as of 30th June, 2005, the Company had not made any other material acquisition or disposal.

CONNECTED TRANSACTIONS

Save for the above conditional Acquisition Agreement and continuing connected transactions to take effect upon the completion of the Acquisition, as of 30th June, 2005, the Company's connected transactions in relation to railway transport were carried out on normal terms according to the conditions and waiver granted by the Hong Kong Stock Exchange and according to the contracts entered into by the contracting parties. There has been no new connected transaction.

AUDIT COMMITTEE

The Audit Committee consists of three independent non-executive directors of the Company. Its main duties include review and supervision of the financial reporting process and internal controls of the Company. The unaudited interim financial statements for the six months ended 30th June, 2005 have been reviewed by the Audit Committee.

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

CORPORATE GOVERNANCE

The Company is committed to high standards of corporate governance. To their best knowledge, the Company and its directors confirm that, save as disclosed in this report and except for code provisions B.1 of the Listing Rules relating to the establishment of a remuneration committee, the Company has complied throughout the accounting period covered by this interim report with the applicable code provisions set out in the Code on Corporate Governance Practice contained in Appendix 14 to the Listing Rules ("Corporate Governance Code").

On 9th August, 2005, the establishment of a remuneration committee with specific written terms of reference which deal with its authorities and duties in accordance with the code provisions B.1 of the Listing Rules was approved by the Board of Directors of the Company. The remuneration committee consists of five members, three of whom are independent non-executive directors.

The Company has adopted the Model Code as set out in Appendix 10 to the Listing Rules as its own code of conduct regarding securities transactions by its directors. Having made specific enquiry of all directors of the Company, the Company confirms that all its directors have complied with the requirements set out in the Model Code for the period under review.

DOCUMENTS AVAILABLE FOR INSPECTION

The full text of the Interim Report and Financial Statements signed by the Chairman are available for inspection at No. 1052 Heping Road, Shenzhen, the People's Republic of China.

                                             On behalf of the Board of Directors

                                                         WU JUNGUANG
                                             Chairman of the Board of Directors

Shenzhen, China, 9th August, 2005

16

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

INTERIM RESULTS

The Board of Directors of Guangshen Railway Company Limited (the "Company") hereby presents the unaudited interim operating results of the Company and its subsidiaries (the "Group") for the six months ended 30th June, 2005 prepared under International Financial Reporting Standards ("IFRS").

CONDENSED CONSOLIDATED INCOME STATEMENT
(UNAUDITED)

                                             FOR THE SIX MONTHS ENDED 30TH JUNE,
                                                                        2005
                                               2005         2004       US$'000
                                     Note     RMB'000      RMB'000    (NOTE 14)
REVENUES FROM RAILROAD BUSINESSES
  Passenger                                  1,208,347    1,103,066     145,584
  Freight                                      269,365      265,888      32,454
                                            ----------   ----------   ---------

  Sub-total                                  1,477,712    1,368,954     178,038
REVENUES FROM OTHER BUSINESSES                  94,403       76,772      11,373
                                            ----------   ----------   ---------

TOTAL REVENUES                               1,572,115    1,445,726     189,411
                                            ----------   ----------   ---------
OPERATING EXPENSES
  Railroad businesses                       (1,107,682)  (1,023,163)   (133,456)
  Other businesses                             (99,949)     (76,110)    (12,042)
                                            ----------   ----------   ---------

TOTAL OPERATING EXPENSES                    (1,207,631)  (1,099,273)   (145,498)
                                            ----------   ----------   ---------

PROFIT FROM OPERATIONS                         364,484      346,453      43,913
Other income                                    21,737       17,815       2,619
Finance costs                                     (140)        (432)        (17)
Share of loss of associates                     (2,194)      (6,220)       (264)
                                            ----------   ----------   ---------

PROFIT BEFORE INCOME TAX               3       383,887      357,616      46,251
Income tax expense                     4       (59,373)     (58,497)     (7,153)
                                            ----------   ----------   ---------

PROFIT FOR THE PERIOD                          324,514      299,119      39,098
                                            ==========   ==========   =========
ATTRIBUTABLE TO:
Equity holders of the Company                  325,089      299,360      39,167
Minority interest                                 (575)        (241)        (69)
                                            ----------   ----------   ---------

                                               324,514      299,119      39,098
                                            ==========   ==========   =========

EARNINGS PER SHARE FOR PROFIT
  ATTRIBUTABLE TO THE EQUITY
  HOLDERS OF THE COMPANY
  DURING THE PERIOD
  -- Basic                             6      RMB0.075     RMB0.069    US$0.009
                                            ==========   ==========   =========
  -- Diluted                           6           N/A          N/A         N/A
                                            ==========   ==========   =========

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

CONDENSED CONSOLIDATED BALANCE SHEET

                                                      AS OF          As of          AS OF
                                                    30TH JUNE,   31st December,   30TH JUNE,
                                                      2005           2004            2005
                                                     RMB'000        RMB'000        US$'000
                                            Note   (UNAUDITED)     (Audited)       NOTE (14)
ASSETS
NON-CURRENT ASSETS
Fixed assets                                 7       6,836,201      6,973,279        823,639
Construction-in-progress                     7         630,970        345,313         76,020
Leasehold land payments                                628,586        636,379         75,733
Interests in associates                                127,148        128,346         15,319
Available-for-sale investments                         167,962        167,962         20,236
Deferred tax assets                                     18,406         18,406          2,218
Deferred staff costs                                   143,366        150,911         17,273
                                                    ----------     ----------      ---------
                                                     8,552,639      8,420,596      1,030,438
                                                    ----------     ----------      ---------
CURRENT ASSETS
Materials and supplies                                  61,542         60,602          7,415
Trade receivables, net                       8         101,229        106,652         12,196
Due from Parent Company                                 18,482             --          2,227
Due from related parties                                53,099         56,064          6,397
Prepayments and other receivables, net                 198,064        216,573         23,863
Short-term deposits with maturity
  beyond 3 months                            12      1,342,790      1,379,309        161,782
Cash and cash equivalents                    12      1,236,000      1,169,255        148,916
                                                    ----------     ----------      ---------
                                                     3,011,206      2,988,455        362,796
                                                    ----------     ----------      ---------
TOTAL ASSETS                                        11,563,845     11,409,051      1,393,234
                                                    ==========     ==========      =========
EQUITY

CAPITAL AND RESERVES ATTRIBUTABLE TO
   THE COMPANY'S EQUITY HOLDERS
Share capital                                10      4,335,550      4,335,550        522,355
Reserves                                             5,911,608      6,085,024        712,242
                                                    ----------     ----------      ---------
                                                    10,247,158     10,420,574      1,234,597
MINORITY INTERESTS                                      51,036         51,612          6,149
                                                    ----------     ----------      ---------
Total equity                                        10,298,194     10,472,186      1,240,746
                                                    ----------     ----------      ---------
LIABILITIES
CURRENT LIABILITIES
Trade payables                               9          93,177         56,272         11,226
Payables for construction of fixed assets              159,866        164,591         19,261
Due to Parent Company                                       --         24,617             --
Due to related parties                                 307,559        172,121         37,055
Dividends payable                                      209,532            456         25,245
Taxes payable                                           50,300         75,878          6,060
Accrued expenses and other payables                    445,217        442,930         53,641
                                                    ----------     ----------      ---------
                                                     1,265,651        936,865        152,488
                                                    ----------     ----------      ---------
TOTAL EQUITY AND LIABILITY                          11,563,845     11,409,051      1,393,234
                                                    ==========     ==========      =========
NET CURRENT ASSETS                                   1,745,555      2,051,590        210,308
                                                    ==========     ==========      =========
TOTAL ASSETS LESS CURRENT LIABILITIES               10,298,194     10,472,186      1,240,746
                                                    ==========     ==========      =========

18

    GUANGSHEN RAILWAY
    COMPANY LIMITED
    INTERIM REPORT 2005

    CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                          RESERVES

                                                          SHARE
                                  SHARE       SHARE     ISSUANCE      REVENUE      RETAINED
                                 CAPITAL     PREMIUM      COSTS       RESERVES     EARNINGS    SUB-TOTAL      TOTAL
                         Note    RMB'000     RMB'000     RMB'000       RMB'000      RMB'000     RMB'000      RMB'000
                         ----  ----------  ----------  -----------  ------------  ----------  -----------  ------------
BALANCES AT 31ST
  DECEMBER, 2004                4,335,550   3,984,135      (14,035)    1,458,298     656,626    6,085,024    10,420,574
SHARE ISSUANCE COSTS                   --          --      (21,594)           --          --      (21,594)      (21,594)
PROFIT ATTRIBUTABLE TO
  SHAREHOLDERS                         --          --           --            --     325,089      325,089       325,089
DIVIDENDS RELATING
  TO 2004                  5           --          --           --            --    (476,911)    (476,911)     (476,911)
                                ---------  ----------       ------     ---------     -------    ---------    ----------
BALANCES AT
  30TH JUNE, 2005               4,335,550   3,984,135      (35,629)    1,458,298     504,804    5,911,608    10,247,158
                                =========  ==========       ======     =========     =======    =========    ==========
Balances at 31st
  December, 2003                4,335,550   3,984,135           --     1,368,627     634,046    5,986,808    10,322,358
Profit attributable to
  shareholders                         --          --           --            --     299,360      299,360       299,360
Dividends relating
  to 2003                  5           --          --           --            --    (455,233)    (455,233)     (455,233)
                                ---------  ----------       ------     ---------     -------    ---------    ----------
Balances at
  30th June, 2004               4,335,550   3,984,135           --     1,368,627     478,173    5,830,935    10,166,485
                                =========  ==========       ======     =========     =======    =========    ==========

                                                               GUANGSHEN RAILWAY
                                                                 COMPANY LIMITED
                                                             INTERIM REPORT 2005

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(UNAUDITED)

                                                         FOR THE SIX MONTHS ENDED 30TH JUNE,
                                                           2005         2004          2005
                                                         RMB'000      RMB'000       US$'000
                                                                                   NOTE (14)
                                                        ----------   ----------   -----------
Net cash from operating activities                         601,003      541,773      72,410
Net cash used in investing activities                     (244,830)    (167,300)    (29,497)
Net cash used in financing activities                     (289,428)          --     (34,871)
                                                         ---------    ---------     -------

Net increase/(decrease) in cash and cash equivalents        66,745      374,473       8,042
Cash and cash equivalents at beginning of period         1,169,255    1,402,359     140,874
                                                         ---------    ---------     -------

Cash and cash equivalents at end of period               1,236,000    1,776,832     148,916
                                                         =========    =========     =======

20

    GUANGSHEN RAILWAY
    COMPANY LIMITED
    INTERIM REPORT 2005

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PREPARATION AND ACCOUNTING POLICIES

      The accompanying unaudited condensed consolidated financial statements are prepared under IFRS and Appendix 16 of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

      The accounting policies adopted by the Group in preparing the interim condensed consolidated financial statements are the same as those adopted in the preparation of the annual consolidated financial statements as of and for the year ended 31st December, 2004.

2.    SEGMENT INFORMATION

      (i)   BUSINESS SEGMENTS

            The Group conducts the majority of its business activities in railroad and other business operations. These segments are determined primarily because the senior management makes key operating decisions and assesses performance of the segments separately. The accounting policies of the Group's segments are the same as those described in the principal accounting policies adopted in preparing the consolidated financial statements of the Group. The Group evaluates performance based on profit from operations. An analysis of the Group's revenues and results for the period by business segment is as follows:

                                                     FOR THE SIX MONTHS ENDED 30TH JUNE,
                     RAILROAD BUSINESSES      OTHER BUSINESSES       UNALLOCATED             CONSOLIDATION            TOTAL
                       2005        2004       2005       2004      2005        2004       2005        2004       2005        2004
                     RMB'000     RMB'000     RMB'000   RMB'000   RMB'000     RMB'000     RMB'000     RMB'000    RMB'000    RMB'000
                     ---------  ----------  ---------  --------  --------  ------------  ---------  --------  ----------  ---------
Revenues
 -- External         1,477,712   1,368,954     94,403    76,772      --        --              --        --    1,572,115  1,445,726
 -- Inter-segment           --          --     43,742    11,749      --        --         (43,742)  (11,749)          --         --
                     ---------   ---------    -------    ------     ---       ---          ------    ------    ---------  ---------
                     1,477,712   1,368,954    138,145    88,521      --        --         (43,742)  (11,749)   1,572,115  1,445,726

Segment result         370,030     345,791     (5,546)      662      --        --              --        --      364,484    346,453

Other income            21,157      17,394        580       421      --        --              --        --       21,737     17,815
Including:
                     ---------   ---------    -------    ------     ---       ---          ------    ------    ---------  ---------
 -- Interest income     16,041      17,251        276       246      --        --              --        --       16,317     17,497
                     ---------   ---------    -------    ------     ---       ---          ------    ------    ---------  ---------
Finance costs               --          --         --        --    (140)     (432)             --        --         (140)      (432)
Share of profit of
 associates
 before tax             (2,186)     (6,210)        --        --      --        --              --        --       (2,186)    (6,210)
Income tax expense                                                                                               (59,381)   (58,507)
Minority interests                                                                                                   575        241
                                                                                                               ---------  ---------
Profit attributable
 to shareholders                                                                                                 325,089    299,360
                                                                                                               =========  =========

      (ii)  GEOGRAPHIC SEGMENTS

            For the six months ended 30th June, 2005, all of the Group's business operations were conducted in the People's Republic of China (the "PRC").

                                                               GUANGSHEN RAILWAY
                                                                 COMPANY LIMITED
                                                             INTERIM REPORT 2005

3.    PROFIT BEFORE INCOME TAX

      Profit before tax is stated after charging/(crediting) the following:

                                           FOR THE SIX MONTHS ENDED 30TH JUNE,
                                             2005                       2004
                                           RMB'000                    RMB'000
Depreciation of fixed assets               150,621                    153,842
Amortisation of leasehold land payments      7,792                      8,105
Amortisation of deferred staff costs         7,546                      7,546
Interest expenses                              140                        432
Interest income                            (16,317)                   (17,497)
                                           =======                    =======

4.    INCOME TAX EXPENSE

      The amount of taxation charged to the condensed consolidated income statement represents:

                             FOR THE SIX MONTHS ENDED 30TH JUNE,
                               2005                      2004
                             RMB'000                   RMB'000
PRC enterprise income tax     59,373                    58,497
                             =======                    ======

Income tax was provided in accordance with the enterprise income tax law of the PRC. As the Company was incorporated in the Shenzhen Special Economic Zone, it is subject to income tax rate of 15%. Other businesses of the Group are subject to enterprise income tax rates of 15% or 33%, depending mainly on their respective places of incorporation. Furthermore, certain subsidiaries engaged in other businesses are Sino-foreign joint ventures in the PRC which are entitled to full exemption from the PRC enterprise income tax for two years and a 50% reduction in the next three years starting from the first profit-making year, after offsetting available tax losses carried forward from prior years.

The taxation on the Group's profit before taxation differs from the theoretical amount that would arise using the taxation rate of the home country of the Company as follows:

                                                                FOR THE SIX MONTHS ENDED 30TH JUNE,
                                                                  2005                        2004
                                                                RMB'000                     RMB'000
Profit before income tax                                        383,887                     357,616
                                                                -------                     -------
Calculated at a taxation rate of 15% (2003: 15%)                 57,583                      53,642
Expenses not deductible for taxation purposes
  -- Amortisation of deferred staff costs                         1,132                       1,132
Effects of different taxation rates for certain subsidiaries        658                       3,723
                                                                 ------                      ------

                                                                 59,373                      58,497
                                                                 ======                      ======

22

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

5.    DIVIDENDS AND APPROPRIATIONS

      No appropriation from retained earnings has been made to the statutory reserves for the six months ended 30th June, 2005. Such appropriation will be made at year end in accordance with the Company Law of the PRC and the Articles of Association of the Company.

      On 17th March, 2005, the Company declared a dividend of RMB0.11 per share in respect of the year ended 31st December, 2004, totaling RMB476,911,000. The Board of Directors has decided not to declare any interim dividend for the six months ended 30th June, 2005.

6.    EARNINGS PER SHARE

      Basic earnings per share for the six months ended 30th June, 2005 was computed by dividing consolidated profit attributable to shareholders by 4,335,550,000 shares (2004: 4,335,550,000 shares) outstanding throughout the period. No diluted earnings per share was presented as there was no dilutive potential ordinary shares as of period end.

7.    FIXED ASSETS AND CONSTRUCTION-IN-PROGRESS

                                                         CONSTRUCTION-IN-PROGRESS  FIXED ASSETS
                                                                  RMB'000            RMB' 000
Opening net book value as at 1st January, 2005                    345,313           6,973,279

Additions                                                         300,000               7,066
Transfer from construction-in-progress to fixed assets            (10,074)             10,074
Disposals                                                          (4,269)             (3,597)
Depreciation charge (Note 3)                                           --            (150,621)
                                                                  -------           ---------

Closing net book amount as at 30th June, 2005                     630,970           6,836,201
                                                                  =======           =========

8.    TRADE RECEIVABLES, NET

                                        AS OF 30TH JUNE,   As of 31st December,
                                             2005                  2004
                                            RMB'000              RMB'000
Trade receivables                           116,652              122,075
Less : Provision for doubtful accounts      (15,423)             (15,423)
                                            -------              -------

                                            101,229              106,652
                                            =======              =======

The credit terms of trade receivables are within one year. The aging analysis of trade receivables, net is as follows:


                                  AS OF 30TH JUNE,   As of 31st December,
                                       2005                  2004
                                      RMB'000              RMB'000
Within 1 year                          89,612               99,297
Over 1 year but within 2 years         11,029                7,332
Over 2 years but within 3 years           588                   23
                                      -------              -------

                                      101,229              106,652
                                      =======              =======

                                                               GUANGSHEN RAILWAY
                                                                 COMPANY LIMITED
                                                             INTERIM REPORT 2005

9.    TRADE PAYBLES

      The aging analysis of trade payable is as follows:

                                  AS OF 30TH    As of 31st
                                    JUNE,        December,
                                     2005           2004
                                   RMB'000        RMB'000
Within 1 year                      91,651          55,638
Over 1 year but within 2 years      1,099             333
Over 2 years but within 3 years       427             301
                                   ------          ------

                                   93,177          56,272
                                   ======          ======

10.   SHARE CAPITAL

      As of 30th June, 2005, the authorised capital of the Company consisted of ordinary shares of par value RMB1.00 per share:

                                    NUMBER OF    NOMINAL      PERCENTAGE
                                     SHARES       VALUE     SHARE CAPITAL
                                      `000       RMB'000
Authorised, issued and fully paid:
State-owned Legal Person Shares     2,904,250   2,904,250        67%
H Shares                            1,431,300   1,431,300        33%
                                    ---------   ---------       ---

                                    4,335,550   4,335,550       100%
                                    =========   =========       ===

11.   COMMITMENTS

      (a)   CAPITAL COMMITMENTS

            As of 30th June, 2005, the Group had the following capital commitments which are authorized but not contracted for and contracted but not provided for:

                                     AS OF 30TH JUNE,   As of 31st December,
                                           2005                 2004
                                         RMB'000              RMB'000
Authorised but not contracted for         658,937            459,457
                                          =======            =======
Contracted but not provided for           535,963            717,606
                                          =======            =======

      (b)   OPERATING LEASE COMMITMENTS

                                                     AS OF 30TH JUNE,   As of 31st  December,
                                                           2005                 2004
                                                         RMB'000               RMB'000
Machinery and equipment
--  not more than one year                              108,000              108,000
--  more than one year but not more than five years      21,375               75,375
                                                        -------              -------

                                                        129,375              183,375
                                                        =======              =======

      (c)   COMMITMENTS UNDER A CONDITIONAL ACQUISITION AGREEMENT

            see note 14

24

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

12.   RELATED PARTY TRANSACTIONS

      A portion of transactions undertaken by the Group for the six months ended 30th June, 2005 was with related PRC state-owned enterprises and on such terms as determined by the relevant PRC authorities and stipulated in the related agreements entered into with these parties. The following is a summary of significant recurring transactions carried out in the ordinary course of business by the Group with certain related parties during the six months ended 30th June, 2005:

      RECURRING TRANSACTIONS

                                                                                FOR THE SIX MONTHS ENDED 30TH JUNE,
                                                                                        2005           2004
                                                                                      RMB'000        RMB'000
Leasing of locomotives and provision of related services from
  Yang Cheng Railway Company, a subsidiary of
  Guangzhou Railway (Group) Company (the "Parent Company")                             24,255         22,393
Provision of train and related services from Guangmeishan Railway
  Company Limited, a subsidiary of the Parent Company                                   2,600          2,744
Purchase of materials and supplies from Guangzhou Railway Material
  Supply Company, a subsidiary of the Parent Company                                   37,182         15,501
Social services (employee housing, health care, educational and public security services and other ancillary services) provided by
  Guangzhou Railway (Group) Guangshen Railway Enterprise
  Development Company, a subsidiary of the Parent Company                              32,141         34,934
Operating lease rentals paid to the Ministry of Railway of
  the PRC (the "MOR")                                                                  25,941         31,745
Provision of trains and related services through MOR                                  124,350        109,615
Interest expenses paid to the Parent Company                                               --            373
Interest received from the MOR's Railroad Deposit-taking Centre                         3,493          1,662
Interest received from Pingnan Railway Company Limited,
  an associate of the Parent Company                                                       --            130
Interest received from Guangmeishan Railway Company Limited                                --            109

      As at 30th June, 2004 and 2005, cash and time deposits placed in the MOR's Railroad Deposit-taking Center amounted to approximately RMB730,076,000 and RMB904,756,000 respectively.

      NON-RECURRING TRANSACTIONS

                                                                               2005         2004
                                                                              RMB'000      RMB'000
Provision of repair and maintenance services from
   Guangzhou Guangtie Huake Technology Service
   Company, a subsidiary of the Parent Company                                  8,450           --
                                                                              =======      =======

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

13.   CONTINGENCY

      The Company had made equity investment in an associate, Guangzhou Tiecheng Enterprise Company Limited ("Tiecheng") and the carrying value of such investment as of 30th June, 2005 amounted to approximately RMB140 million. In 1996, Tiecheng and a Hong Kong incorporated company jointly established Guangzhou Guantian Real Estate Company Limited ("Guangzhou Guantian"), a sino-foreign cooperative joint venture in Guangzhou in order to develop certain properties near a railway station operated by the Company.

      On 27th October, 2000, Guangzhou Guantian together with Guangzhou Guanhua Real Estate Company Limited ("Guangzhou Guanhua") and Guangzhou Guanyi Real Estate Company Limited ("Guangzhou Guanyi") agreed to act as joint guarantors of certain payable balances due from Guangdong Guancheng Real Estate Company Limited ("Guangdong Guancheng") to an independent third party (the "Creditor"). Guangzhou Guanhua, Guangzhou Guanyi, Guangdong Guancheng and Guangzhou Guantian are related companies to the extent that they have one common chairman. As Guangdong Guancheng failed to repay the payable balances, Guangzhou Guanhua, Guangzhou Guanyi and Guangzhou Guantian were jointly liable to pay to the Creditor an amount of approximately RMB257 million plus accrued interests (collectively the "Damages") according to the court verdict issued dated 4th November, 2001 (the "Verdict"). In case Guangzhou Guantian had to honour its joint obligation to settle the Damages, the carrying value of the Company's investment in it would be impaired.

      On 15th December, 2003, the People's High Court of Guangdong Province (the "High Court") accepted Guangzhou Guantian's application for a re-trial to discharge its obligation under the aforesaid guarantee. As a necessary step for the court to decide whether there should be a re-trial, a hearing was held on 18th March, 2004. Up to the date of this report, the High Court had not yet made its judgement as the necessary procedures had not been completed. After consultation made with an independent legal counsel, the directors are of the opinion that the above guarantee arrangement should be invalid according to the relevant rules and regulations of the PRC. Accordingly, the directors consider that as of the date of this report, the chance that Guangzhou Guantian may need to settle the above claim is remote, and no provision for impairment loss of the Company's interest in Tiecheng has to be made in the accounts. In order to avoid any financial losses that may arise from the litigation, the Company has obtained a letter of undertaking issued by Guangzhou Railway (Group) Company (the parent company of the Company) dated 14th December, 2004, whereby the parent company has undertaken to adopt relevant procedures and actions so that the investment interests of the Company in Tiecheng will not be affected by the litigation.

14.   PROPOSED ACQUISITION OF A RAILWAY BUSINESS

      On 15th November, 2004 the Company and Guangzhou Railway Group Yangcheng Railway Company (The "Vendor"), a wholly owned subsidiary of the Parent Company, have entered into an agreement for the acquisition of the railway transportation business between Guangzhou and Pingshi (currently operated by the Vendor) and the assets and liabilities relating to such business (the "Acquisition Agreement"). The consideration for the Acquisition was determined to be RMB10,264,120,700, subject to confirmation from the relevant PRC authorities and certain adjustments to be made as per the Acquisition Agreement.

      The Company intends to finance the payment of the Consideration with the proceeds of an A share issue with any shortfall being financed by internal resources/bank borrowings etc. These shares will be listed on the Shanghai Stock Exchange.

      In this regard, the Company has applied to the relevant authorities in China for the issue and allotment of not more than 2.75 billion A shares. The Company submitted its application proposal relating to the A Share Issue to the China Securities Regulatory Commission (the "CSRC") on 31st December, 2004.

      Pursuant to the requirements of the Listing Rules of Hong Kong, the proposed Acquisition will be deemed to be a very substantial acquisition by the Company. As the vendor is a wholly-owned subsidiary of the Parent Company, the controlling shareholder of the Company, the proposed Acquisition will also be considered a connected transaction of the Company.

26

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

      In addition to the Acquisition Agreement, the Company has entered into various agreements in respect of leasing agreement and services agreement with the parent company or the vendor. Such agreements shall take effect upon the completion of the Acquisition and shall replace all existing connected transaction agreements relating to the same categories of transactions.

      On 5th December, 2004, the Company issued a circular to its shareholder's in respect of the proposed A share issue, the proposed very substantial acquisition and ongoing connected transaction, and the proposed ongoing connected transactions. On 30th December, 2004, the Company held its domestic shareholders' class meeting, H shares shareholders' class meeting and extraordinary general meetings that approved the proposed A share issue, the proposed acquisition and the proposed ongoing connected transactions.

      The Acquisition Agreement is conditional upon the fulfillment of, among other things, the following remaining conditions: (1) the formal approval of the relevant authorities or bodies in relation to the A Share Issue being obtained; (2) the A Share Issue having completed and raised an amount of not less than 65% of the consideration; (3) the approval of the relevant government bodies responsible for the supervision and management of state owned assets in relation to the vendor's proposal on disposal of state-owned assets being obtained; and (4) the approval of the National Development and Reform Committee in relation to the price determination for passenger and freight railway transportation services between Guangzhou and Pingshi being obtained.

      Save for condition (2) which can be waived by the Company, none of the above conditions can be waived. If the above conditions are not fulfilled within 2 years from the date of signing of the Acquisition Agreement, 15th November, 2004, the Acquisition Agreement shall lapse and no party shall have any liability thereunder. In the event that any party rescinds the Acquisition Agreement for whatever reason after the A Share Issue has been completed, it is expected that the Company will retain the proceeds from the A Share Issue as general working capital.

15. Translation of amounts from Chinese Renminbi ("RMB") into United States dollars ("US$") for the convenience of the reader has been made at the exchange rate quoted by the People's Bank of China on 30th June, 2005 of US$1=RMB8.3. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on 30th June, 2005 or on any other date.

16.   PRINCIPAL FINANCIAL RATIOS

                                                                    2005          2004
a.     Basic earnings per share
         (Consolidated profit attributable to shareholders
         for the six months ended 30th June/weighted
         average number of shares outstanding)                    RMB0.075      RMB0.069

b.     Return on net assets
         (Consolidated profit attributable to shareholders
         for the six months ended 30th June/consolidated
         net assets as of 30th June)                                   3.2%          2.9%

c.     Net assets per share
         (Consolidated net assets as of 30th June/number
         of shares outstanding as of 30th June)                    RMB2.36       RMB2.34

                                                            GUANGSHEN RAILWAY
                                                              COMPANY LIMITED
                                                          INTERIM REPORT 2005

SUPPLEMENTARY FINANCIAL INFORMATION

ADDITIONAL INFORMATION FOR SHAREHOLDERS OF AMERICAN DEPOSITARY SHARES TRADED ON NEW YORK STOCK EXCHANGE
(UNAUDITED)

Effects on the consolidated profit attributable to shareholders and consolidated net assets of significant differences between IFRS and generally accepted accounting principles in the United States of America ("US GAAP") are summarised below. The estimated US GAAP adjustments shown below have been prepared by the management of the Company and have not been subject to independent audit.

                                                       FOR THE SIX MONTHS ENDED 30TH JUNE,
                                                         2005          2004          2005
                                                       RMB'000       RMB'000       US$'000
                                                                                   (NOTE 2)
Consolidated profit attributable to
  shareholders under IFRS (unaudited)                   325,089       299,360        39,167
Impact of estimated US GAAP adjustments:
  Reversal of additional depreciation charges
    arising from the revaluation surplus of
    fixed assets                                         19,274        19,274         2,322
  Effect of US GAAP adjustment on taxation               (2,891)       (2,891)         (348)
                                                      ---------     ---------      --------

Estimated consolidated profit attributable
  to shareholders under US GAAP (unaudited)             341,472       315,743        41,141
                                                      =========     =========      ========

Estimated basic earnings per share
  under US GAAP (Note 1)                               RMB0.079      RMB0.073      US$0.010
                                                      =========     =========      ========

Estimated basic earnings per equivalent
  American Depositary Share (ADS)
  under US GAAP (Note 1)                               RMB3.938      RMB3.641      US$0.475
                                                      =========     =========      ========

28

   GUANGSHEN RAILWAY
   COMPANY LIMITED
   INTERIM REPORT 2005

                                                          AS OF            As of            AS OF
                                                        30TH JUNE,     31st December,    30TH JUNE,
                                                           2005             2004            2005
                                                         RMB'000          RMB'000         US$'000
                                                                                         (NOTE 2)
Consolidated net assets under IFRS                      10,247,158       10,420,574       1,234,597

Impact of estimated US GAAP adjustments:
  Reversal of the revaluation surplus
    on fixed assets                                     (1,492,185)      (1,492,185)       (179,781)

  Reversal of additional depreciation charges
    arising from the revaluation surplus
    on fixed assets                                        427,254          407,980          51,476

  Deferred tax assets recognised                           223,828          223,828          26,967

  Effect of US GAAP adjustment on taxation                 (64,088)         (61,197)         (7,721)
                                                       -----------      -----------     -----------

Estimated consolidated net assets
  under US GAAP                                          9,341,967        9,499,000       1,125,538
                                                       ===========      ===========     ===========

Notes:

1. Estimated basic earnings per share and equivalent ADS for the six months ended 30th June, 2005 were computed by dividing estimated consolidated profit attributable to shareholders under US GAAP by 4,335,550,000 shares (2004: 4,335,550,000) and 86,711,000 equivalent ADSs (2004: 86,711,000)
      outstanding throughout the period respectively. No diluted earnings per share and per equivalent ADS was presented as there was no dilutive potential ordinary shares as of period end.

2. Translation of amounts from RMB into US$ for the convenience of the reader has been made at the exchange rate quoted by the People's Bank of China on 30th June, 2005 of US$1=RMB8.3. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on 30th June, 2005 or on any other date.